EXHIBIT 3.6

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BLACK OAK GALLERY

ARTICLE I

The name of this corporation is Black Oak Gallery.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

This corporation is authorized to issue only one class of shares of stock, which shall be designated common stock, no par value per share; and the total number of shares that the corporation is authorized to issue is 100,000.

ARTICLE IV

(a) The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

(c) Any amendment, repeal, or modification of any provision of this Article V shall not adversely affect any right or protection of agent of this corporation existing at the time of such amendment, repeal, or modification.

, Secretary